May 7, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements made by TerraCycle US, Inc. in item 6 of the Special Financial Report on Form 1-K and we agree with those statements insofar as they relate to our firm.

Very truly yours,